Exhibit 99.2

(January 2000)

EXCHANGE BANCSHARES, INC.

AMENDED AND RESTATED

DIVIDEND REINVESTMENT PLAN

Section 1. Adoption of Plan.

Exchange Bancshares, Inc. (the "Company") hereby adopts this Dividend Reinvestment Plan (the "Plan"), pursuant to which holders of record of the Company's common stock, $5.00 par value ("Common Stock"), will be provided an opportunity to invest cash dividends in shares of Common Stock at market value, without payment of any brokerage commission, service charge or other expense.

Section 2. Purpose of Plan.

The purpose of the Plan is to provide holders of record of the Company's Common Stock with a simple, convenient and economical method of investing cash dividends in shares of Common Stock at regular intervals and to allow holders to purchase limited amounts of the Company's Common Stock at regular intervals directly from the Company without relying on a broker or incurring brokerage commissions for such purchases.

Section 3. Eligibility.

All holders of record of 25 or more shares of the Company's Common Stock are eligible to participate in the Plan. All such holders electing participation in the Plan at any one time are hereinafter collectively referred to as "Participants."

Section 4. Plan Administrator.

Illinois Stock Transfer Company, the Company's stock transfer agent (hereinafter referred to as the "Plan Administrator"), shall administer the Plan for Participants by maintaining records, sending statements of account to Participants, and performing other duties relating to the Plan. Shares of Company Common Stock purchased under the Plan are registered in the name of the Plan Administrator's nominee and are credited to the accounts of the Participants. The Plan Administrator acts in the capacity as agent for the Participants. The Company may, without the prior consent of Participants, appoint a different Plan Administrator at any time within its sole discretion.

Section 5. Participation.

(a) Any eligible holder of record of the Company's Common Stock may join the Plan by signing an Authorization Form and returning it to the Plan Administrator. Authorization Forms will be provided from time to time by mail to all shareholders and will be furnished at any time upon request made to the Plan Administrator.

(b) An eligible holder of record of Common Stock may enroll in the Plan at any time. If an Authorization Form is received by the Plan Administrator on or before the record date for the next dividend payment, then that dividend will, as authorized, be used to purchase additional shares of Common Stock for the Participant on, or within ten calendar days of, the dividend payment date (the "Dividend Investment Date"). If the Authorization Form is received by the Plan Administrator after such record date, that dividend will be paid in cash and the investment of dividends in additional shares of Common Stock will commence upon the payment of the next dividend. Participants also may invest cash to purchase Common Stock from $25 to $500 per 6-month period, for a forty-five day period from April 26 through June 10 for the June dividend reinvestment and from October 26 through December 10 for the December dividend reinvestment.

(c) The Authorization Forms shall appoint the Plan Administrator as agent for the Participant and directs the Company to pay to the Plan Administrator each Participant's cash dividends on all or a designated portion of the shares of Common Stock registered in the shareholder's own name, as well as fractional shares of Common Stock credited to the Participant's account under the Plan.

Section 6. Full or Partial Dividend Reinvestment.

A Participant may elect to reinvest dividends with respect to all or a part of the shares of Common Stock held by him or her. Cash dividends on shares for which the Participant has elected the reinvestment of dividends under this Plan will be used to purchase additional shares of Common Stock, as provided in Section 5, above. Cash dividends on shares not included under the Plan will be paid, in cash, directly to the Participant by the Company.

Section 7. Cash Payments.

Each Participant has the option of investing, in addition to dividends, cash in the amount of $25 to $500 per semi-annual Dividend Investment Date. The Company will not approve investment of optional cash contributions in excess of the stated limit. The Participant must provide to the Plan Administrator a check or money order for the amount to be invested with the Authorization Form properly filled out. Cash contributions must be received during the forty-five day period from April 26 through June 10 for the June dividend reinvestment and from October 26 through December 10 for the December dividend reinvestment (each period referred to as a "Dividend Reinvestment Window"). No interest shall be paid on cash contributions held prior to the Dividend Investment Date. Cash payments received before or after a Dividend Reinvestment Window will be returned to the Participant. Shareholders must participate in this Plan to be permitted the option of investing additional cash.

Section 8. Timing of Purchases.

The Plan Administrator will make every reasonable effort to invest all cash payments and dividends on or immediately following the Dividend Investment Date, as the case may be (except where necessary to comply with applicable securities laws). Purchases of Common Stock will be made at the direction of the Plan Administrator or its selected broker/dealer. All purchases will be made in accordance with applicable federal securities laws and regulations. Participants' funds held by the Plan Administrator during this period will not bear interest. If, for any reason beyond the control of the Plan Administrator, the investment cannot be completed within 60 days of the applicable Dividend Investment Date, Participants' funds held by the Plan Administrator will be returned to Participants as soon thereafter as practicable. In the event Participants' funds are returned because Common Stock was unavailable for purchase, this Plan will be suspended until such date Common Stock is available for dividend reinvestment.

Section 9. Costs.

There shall be no brokerage commissions for purchases of shares of Common Stock or service charges to Participants under the Plan. All costs of administration of the Plan shall be paid by the Company, except for a $10.00 termination fee upon withdrawal of shares from the Plan. The Company reserves the right to change its policy of paying brokerage commissions and related Plan administrative expenses associated with the reinvestment of cash dividends and stock purchases at any time within its sole discretion.

Section 10. Operation.

(a) Payment of Dividends to Plan Administrator. The Company shall pay to the Plan Administrator cash dividends on all of the shares of Common Stock registered in each Participant's name, as well as cash dividends on fractional shares of Common Stock credited to the Participant's account under the Plan. The Plan Administrator shall apply such dividends to the purchase of additional shares in accordance with such Participant's directions.

(b) Shares purchased under the Plan. The Plan Administrator shall purchase shares of Common Stock from the treasury stock or the authorized but unissued stock of the Company or in negotiated transactions and may be on such terms as to price, timing of purchase, delivery and otherwise as the Plan Administrator, upon the advice of the Board of Directors of the Company, may determine in its discretion. In making purchases for the accounts of Participants, the Plan Administrator may commingle the funds of one Participant with those of other Participants in the Plan.

(c) Purchase price per share and number of shares to be purchased. The price per share to Participants shall be the average purchase price per share of Common Stock acquired on the Dividend Investment Date. The number of shares of Common Stock to be purchased for each Participant's account shall be determined by the amount of the dividends being reinvested and additional cash invested, if any, and the price of the Common Stock to Participants. The entire amount of the dividends being reinvested and additional cash invested will be used to purchase additional shares, except in the case of shareholders subject to United States income tax withholding. The Plan Administrator shall have no responsibility with respect to the market value of the Common Stock acquired under the Plan for Participants.

(d) Crediting of whole and fractional shares. Each Participant will be credited with that number of shares, including fractional shares computed to four decimal places, equal to the total amount to be invested, divided by the purchase price per share to Participants. Dividends paid on shares held in the Plan will be automatically reinvested in additional shares of Common Stock unless and until the Participant elects in writing to terminate participation in the Plan.

Section 11. Reports to Participants.

Each Participant in the Plan shall receive a statement of his or her account following each purchase of additional shares of Common Stock. In addition, each Participant shall receive copies of the same communications sent to every other holder of Common Stock, including annual reports, notices of annual meetings and proxy statements, and information returns reporting dividend income received for tax purposes.

Section 12. Certificates for Shares of Common Stock.

(a) The Plan Administrator will hold all stock certificates representing Common Stock purchased under the Plan in the name of its nominee. Certificates for whole shares of Common Stock purchased and credited to a Participant's account under the Plan will not be issued to the Participant unless requested. Participants may request periodic issuance of certificates for full shares in the account. When certificates are issued to the Participant, future dividends on such shares will be reinvested in shares of Common Stock. The number of undistributed shares credited to an account under the Plan will be shown on the Participant's statement of account.

(b) Certificates for fractions of shares will not be issued under any circumstances.

Section 13. Termination of Participation.

(a) A Participant may at any time terminate his or her participation in the Plan, with respect to dividends on all or a portion of his or her Common Stock, by notifying the Plan Administrator in writing by completing and delivering to the Plan Administrator the termination form provided by the Plan Administrator. A $10.00 termination fee will be charged to the terminating Participant for each termination effected of shares being sold through the Plan. The Plan Administrator shall liquidate a Participant's holdings as soon as practicable after receiving notification.

(b) If the notice of termination is received by the Plan Administrator not less than five business days prior to the record date for the next dividend payable on the stock to which such notice relates, such dividend and all subsequent dividends on such stock will be paid to the Participant in cash and, if the Participant has elected to terminate his or her entire participation in the Plan, any optional cash payment which otherwise would have been invested on the next Dividend Investment Date will be returned to the Participant by the Plan Administrator.

(c) If the notice of termination is received by the Plan Administrator after the record date for the next dividend payable on any stock to which such notice relates, such dividend will be invested by the Participant's account. All subsequent cash dividends on such stock will be paid to the terminating Participant in cash.

(d) If a Participant terminates his or her entire participation in the Plan, or if the Company terminates the Plan, a cash payment will be made for any fraction of a share being held by the Plan Administrator. Such cash payment will be based on the price of the Common Stock, as determined by the Board of Directors of the Corporation.

Section 14. Disposition of Less Than All Shares Registered in Participant's Name.

(a) If a Participant who has authorized the reinvestment of dividends on all of the Common Stock registered in his or her name disposes of a portion of his or her shares, the Plan Administrator will continue to reinvest the dividends on the remaining shares so long as the Participant remains eligible for the Plan by owning at least 25 shares of Company Common Stock.

(b) If a Participant who has authorized the reinvestment of dividends on part of the Common Stock registered in his or her name disposes of a portion of his or her shares, the Plan Administrator will continue to reinvest the dividends on the lesser of (i) the number of shares with respect to which reinvestment of dividends was originally authorized, or (ii) all of the remaining shares. If after a disposition of shares, a Participant's ownership drops below 25 shares, the Plan Administrator shall terminate such Participant's participation in the Plan and distribute whole shares to the Participant. A cash payment will be made for any fraction of a share being held by the Plan Administrator. Such cash payment will be based upon the price of Common Stock, as determined by the Board of Directors of the Corporation.

Section 15. Effect of Stock Dividend or Stock Split.

Stock dividends or split shares distributed on shares of Common Stock will be in book form registered in the name of the Participant and shall be mailed directly to the Participant and subsequent dividends on such shares shall be reinvested pursuant to the Plan unless the Participant instructs the Plan Administrator otherwise.

Section 16. Voting of Shares Held Under the Plan.

(a) Participants will receive a proxy card aggregating all shares, including fractional shares, whether received under the Plan or not, held by the Participants. All of a Participant's shares will be voted in accordance with the instructions indicated on the proxy card.

(b) If a proxy is returned properly executed but without indicated instructions as to the manner in which shares are to be voted with respect to any item thereon, all of the Participant's shares will be voted in accordance with the recommendations of the management of the Company, unless applicable laws require otherwise. If a proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in a Participant's name may be voted only by the Participant in person at the shareholder meeting, unless a properly executed proxy is thereafter received.

Section 17. Interpretation and Regulation of the Plan.

The Board of Directors of the Company shall interpret the terms of the Plan, may amend, modify, suspend or terminate the Plan at any time, and shall regulate the Plan as it deems necessary or desirable in connection with its operation.

Section 18. Modification of Termination of the Plan.

The Board of Directors of the Company may suspend, modify or terminate the Plan at any time by a majority vote of the directors present at any meeting. Notice of any suspension, modification or termination of the Plan shall be mailed to all Participants at the address shown on the records of the Plan Administrator. The Participant shall give prompt notice of any change in address to the Plan Administrator.

Section 19. Taxation of Dividends.

The reinvestment of dividends under this Plan does not relieve the Participant of any taxes which may be payable on such dividends. In addition, brokerage commissions paid by the Company on behalf of the Participant may constitute additional ordinary income. Dividends paid on shares of Common Stock and the amount of any brokerage commissions paid by the Company will be included in an annual information return filed with the Internal Revenue Service. A copy of the return will be sent to the Participant, or the information included in the return will be shown on the Participant's final account statement for the year.

Section 20. Responsibility of Company and Plan Administrator.

The Company and the Plan Administrator (and any agent of the Company and/or the Plan Administrator), in administering the Plan, shall not be liable for any act done in good faith or for any good faith omission to act, including without limitation, an inability to purchase shares or with respect to the timing or price of any purchase, or any claim or liability arising out of failure to terminate a Participant's account upon such Participant's death or adjudication of incompetency prior to receipt of such notice in writing of such death or adjudication of incompetency. In the event of any notice of death or incompetency, the Plan Administrator shall retain all payments received and/or the Common Stock in the Participant's account until the Participant's legal representative shall have been appointed and furnished proof satisfactory to the Plan Administrator of his or her right to receive payments under the Plan.

Section 21. Governing Law.

This Plan and the Authorization Form signed by the Participant (which is deemed part of this Plan) and the Participant's account shall be governed by and construed in accordance with the laws of the State of Ohio and the Rules of the Securities and Exchange Commission.